UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 15, 2014

A. SCHULMAN, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-7459	34-0514850
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3637 Ridgewood Rd, Fairlawn, Ohio	44333
(Address of principal executive offices)	(Zip Code)

(330) 666-3751
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On October 15, 2014, the Compensation Committee of the Board of Directors of A. Schulman, Inc. (“Company”) approved the 2015 fiscal year cash bonus plan (“2015 Bonus Plan”) for the Company’s executive officers, including its Named Executive Officers (“NEOs”).

The 2015 Bonus Plan sets forth target bonus amounts for each participating executive officer, expressed as a percentage of base salary, and provides for awards ranging from 50% (threshold) to 200% (maximum) of such target. The target bonus awards under the 2015 Bonus Plan for each of the Company’s NEOs are as follows:

Named Executive Officers	2015 Target Bonus Opportunity (as a % of base salary)
Joseph M. Gingo, Retiring President and Chief Executive Officer	0%
Bernard Rzepka, President and Chief Executive Officer as of January 1, 2015	100%
Joseph J. Levanduski, Vice President and Chief Financial Officer	70%
David C. Minc, Vice President, Chief Legal Officer and Secretary	60%
Gustavo Pérez, Vice President and General Manager – Americas	50%

The Compensation Committee determined that Mr. Gingo will not be eligible to participate in the 2015 Bonus Plan in light of his intended retirement as the President and Chief Executive Officer effective December 31, 2014. Similarly, the Compensation Committee determined that Mr. Rzepka, as the previously announced successor to Mr. Gingo effective January 1, 2015, will have the bonus opportunity as President and Chief Executive Officer.

The 2015 Bonus Plan includes an element of quantifiable personal objectives for each NEO, which represents 10% of the target bonus opportunity for Messrs. Rzepka, Levanduski and Minc, and 20% of the target bonus opportunity for Mr. Pérez.

The entire remaining portion of each NEO’s 2015 Bonus Plan opportunity will be based upon achievement of pre-established worldwide corporate and/or segment financial performance metrics, with possible upward or downward adjustments based upon individual performance as described below. For the 2015 Bonus Plan, this portion of the bonuses will be evaluated based upon financial results for the following corporate performance measures: (i) net income; and (ii) operating income. For Messrs. Rzepka, Levanduski, and Minc, each of their respective annual bonus opportunities will be measured by the Company’s consolidated worldwide operations with the following weighting: (1) net income – 60%; and (2) operating income – 30%. For Mr. Pérez, this portion of his annual bonus opportunity will be based upon the performance of the Company’s consolidated worldwide operations and the Company’s America’s segment, with the following weighting: (1) consolidated worldwide operating income – 30%; and (2) Americas operating income – 50%. Under the 2015 Bonus Plan, Mr. Rzepka will have authority to adjust award payouts for all directly reporting executive officers from 0 to 200% of their objectively determined award based upon individual evaluations, although the total amount of all bonus payments, including all discretionary adjustments, cannot exceed the total amount otherwise objectively determined by financial results under the 2015 Bonus Plan performance metrics.

A clawback policy applies with regard to payouts under the 2015 Bonus Plan. If the Company restates all or a significant portion of its financial statements, the Board of Directors may, in its discretion, cancel any unpaid portion or require reimbursement of any paid portion of compensation awarded to any participant under the 2015 Bonus Plan if: (i) the amount of the bonus was calculated based on the achievement of financial results that were subsequently the subject of a material restatement of our financial statements, and (ii) the amount of the bonus that would have been awarded to the participant, had the financial results been properly reported, would have been lower than the amount actually awarded. Additionally, if any participant in the 2015 Bonus Plan engages in misconduct related to the bonus program, the Board of Directors may take such actions as it deems appropriate to address the misconduct, including cancellation of any unpaid portion or requiring reimbursement of any paid portion of compensation awarded to that participant, as well as other disciplinary actions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

A. Schulman, Inc.

By: /s/ David C. Minc
David C. Minc
Vice President, Chief Legal Officer and Secretary

Date: October 16, 2014